Exhibit 99.2

GCI, LLC
Reconciliation of GCI, LLC and its Subsidiaries Net Assets and
Net Earnings to GCI, LLC and its Restricted Subsidiaries Net Assets and Net Earnings

December 31, 2018

(unaudited)

amounts in thousands

GCI, LLC and its Subsidiaries net assets	$4,488,017
Reconciling items:
Liberty Subsidiaries net assets (a)	(3,301,371)
Unrestricted Subsidiaries net assets (b)	(16,154)
GCI, LLC and its Restricted Subsidiaries net assets (b)	$1,170,492

GCI, LLC and its Subsidiaries net earnings (loss)	$(917,530)
Reconciling items:
Liberty Subsidiaries net (earnings) loss (a)	676,114
Unrestricted Subsidiaries net (earnings) loss (b)	723
GCI, LLC and its Restricted Subsidiaries net earnings (loss) (b)	$(240,693)

(a) Liberty Subsidiaries is a defined term in the Fifth Amended and Restated Credit Agreement and indentures for the 6.75% Senior Notes due 2021 and the 6.875% Senior Notes dues 2025.
(b) Unrestricted Subsidiaries and Restricted Subsidiaries are defined terms in the indentures for the 6.75% Senior Notes due 2021 and the 6.875% Senior Notes dues 2025.